Exhibit 99.1

FOR RELEASE AT 5:45 p.m., Eastern Time
INVESTOR RELATIONS CONTACT:	Neal Fuller, 206-545-5537
MEDIA RELATIONS CONTACT:	Paul Hollie, 206-545-3048

SAFECO COMPLETES TENDER OFFER FOR

$145 MILLION PRINCIPAL AMOUNT OF 7.25% SENIOR NOTES DUE 2012

SEATTLE—(August 30, 2004)—Safeco (NASDAQ: SAFC) today announced it has successfully completed its tender offer for $145 million principal amount of its outstanding 7.25% senior notes due in 2012.

The offer to repurchase began Monday, August 2, 2004 and expired at 5 p.m., Eastern Time, on Monday, August 30, 2004.

Based on information from the tender agent at the time of expiration, Safeco received valid tenders of approximately $287.9 million aggregate principal amount of senior notes. For each valid tender, Safeco has accepted approximately 50.38% of the amount tendered to achieve its target of retiring $145 million aggregate principal amount of the senior notes. Each bondholder will receive payment for a proportionate share of the amount they validly tendered.

Based on the settlement date of September 1, 2004 and a fixed spread of 55 basis points over the yield of the 4.375% U.S. Treasury notes due August 2012, which was 4.007% as of 2:00 p.m., Eastern Time, on August 30, 2004, Safeco has calculated the tender offer yield and the purchase price and accrued interest per $1,000 principal amount of the senior notes as follows:

Securities	CUSIP Number	Tender Offer Yield	Purchase Price	Accrued Interest	Total
7.25% Senior Notes due 2012	786429AN0	4.557%	$1,178.85	$0.00	$1,178.85

Goldman, Sachs & Co. and Banc of America Securities LLC served as Joint Dealer Managers for the tender offer, and Global Bondholder Services Corp. served as the Tender Agent and Information Agent.

Safeco, in business since 1923, is a Fortune 500 property and casualty insurance company based in Seattle. The company sells insurance to drivers, homeowners, and small- and medium-sized businesses through a national network of independent agents and brokers.

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